UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☐                             Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional materials
☐	Soliciting Material Pursuant to § 240.14a-12

Ritchie Bros. Auctioneers Incorporated

(Name of Registrant as Specified in Its Charter)

Luxor Capital Group, LP

LCG Holdings, LLC

Lugard Road Capital GP, LLC

Luxor Capital Partners Offshore Master Fund, LP

Luxor Capital Partners Long Offshore Master Fund, LP

Lugard Road Capital Master Fund, LP

Luxor Capital Partners, LP

Luxor Management, LLC

Christian Leone

Jonathan Green

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On March 13, 2023, Luxor Capital Group, LP and certain affiliates issued the following press release:

LUXOR RESPONDS TO LETTER FROM RITCHIE BROS. CO-FOUNDER AND FORMER PRESIDENT & COO TO STOP IAA MERGER

Shareholders should heed call from David E Ritchie and C Russell Cmolik and revoke proxies cast in favor of IAA Merger

Not too late to stop value destructive IAA Merger

Contact Okapi Partners 1-877-629-6356 or Shorecrest Group at 1-888-637-5789 for assistance in revoking your proxy if you voted For the Merger

NEW YORK, March 13, 2023 – Luxor Capital Group, LP (“Luxor”), as the manager of funds owning 4.7 million shares of Ritchie Bros. Auctioneers Incorporated (NYSE: RBA) (TSX: RBA) (“RBA” or the “Company”), representing approximately 4.2% of the Company’s outstanding shares, today responded to a letter released by David E Ritchie, RBA Co-Founder, Former Chairman and Director, and C Russell Cmolik, Former President, COO and Director, calling on RBA shareholders to defeat the proposed merger with IAA, Inc. (NYSE: IAA) (the “IAA Merger”), in connection with the March 14, 2023 special meeting of RBA shareholders.

“Luxor was gratified to read an unequivocal message from the individuals who created and built Ritchie Bros. that the IAA Merger must be stopped. Their comments are clear and their motivations unquestionable. They love the Company they built and believe the IAA Merger will cause permanent harm to Ritchie Bros.’s business.

Mr. Ritchie and Mr. Cmolik, writing as stewards of Ritchie Bros., have highlighted several aspects of the irreversible damage that the IAA Merger will cause the Company, including the real prospect of customer loss, the damage to the corporate culture, and a distraction for management from growing its core business. They are also concerned about long-term prospects of the auto salvage business. Mr. Ritchie and Mr. Cmolik believe these are concerns that should be shared by all long-term shareholders.

The vote on the merger is very close. Despite the proxy deadline having passed, shareholders can still revoke their proxies (i.e., cancel their votes) cast in favor of the IAA Merger. We call on all shareholders who voted in favor of this deal to heed the warnings of Ritchie Bros.’s co-founder and former president and stop the IAA Merger,” said Doug Snyder, President of Luxor.

Shareholders who voted FOR the transaction and may be having second thoughts about their vote have the ability to change the outcome of the vote by revoking your proxy and taking your vote out of the proxy count.

If you are holding your shares through a broker or financial institution, you must contact them and request that they submit a letter on your behalf demanding that your proxy be revoked from the meeting.

If you require assistance in revoking your proxy, please call Okapi Partners toll free at 1-877-629-6356 or Shorecrest Group at 1-888-637-5789.

About Luxor Capital Group, LP:

Luxor Capital Group, LP is a multi-billion-dollar investment manager, which was founded in 2002 and is based in New York. It makes investments through its fundamental, long-term oriented investment process. The firm has an extensive history of investing in global marketplaces businesses.

Luxor Capital Group, LP, LCG Holdings, LLC, Lugard Road Capital GP, LLC, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners Long Offshore Master Fund, LP, Luxor Capital Partners, LP, Lugard Road Capital Master Fund, LP, Luxor Management, LLC, Christian Leone, and Jonathan Green (collectively, the “Participants”) have filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with a special meeting (the “Special Meeting”) of the shareholders of Ritchie Bros. Auctioneers Incorporated, a company organized under the federal laws of Canada (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge from the Participants’ proxy solicitors, Okapi Partners LLC by phone at (877) 629-6356 (Toll Free) or by email to info@okapipartners.com, or to Shorecrest Group by phone at (888) 637-5789 (Toll Free) or by email at contact@shorecrestgroup.com. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on February 13, 2023. This document is available free of charge on the SEC website.

Contacts:

Investor Contacts

Douglas Friedman
Luxor Capital Group, LP
RBA@luxorcap.com

Mark Harnett & Bruce Goldfarb
Okapi Partners LLC
(212) 297-0720
Info@okapipartners.com

Media

Dan Gagnier & Riyaz Lalani
Gagnier Communications
(646) 342-8087
luxor@gagnierfc.com